EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made this 24th day of September 1997, between Olympus Ventures, Inc., a Washington corporation ("Olympus"); Rocky Mountain Crystal Water, Inc., a Wyoming corporation ("RMCW"); and the shareholders of RMCW listed in Exhibit A hereof (the "Stockholders").

     Olympus desires to acquire all of the issued and outstanding stock of RMCW in exchange for common stock of Olympus in a transaction qualifying as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and, concurrent with the acquisition of the outstanding stock of RMCW, Olympus will change its name from Olympus Ventures, Inc., to Rocky Mountain International Limited, or similar name (hereinafter, "RMIL").

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, IT IS AGREED:

                                    Section 1

                                 Reorganization
                                 --------------

     1.1 Exchange of Shares. The Stockholders agree to transfer to Olympus at the close of escrow, 100% of the outstanding shares, and any subscriptions to purchase shares, of RMCW listed in Exhibit A hereto and incorporated herein by this reference (the "RMCW Shares") in exchange for 6,684,750 Rule 144 "restricted" shares of common stock of Olympus (the "Olympus Shares") to be issued to the Stockholders on a pro rata basis.

     1.2 Delivery of Certificates. The exchange of shares shall be effected at close of escrow by the delivery to Olympus, of the certificates representing the Stockholders' shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures witnessed or guaranteed to the satisfaction of Olympus; and by the delivery to Stockholders of the certificates representing the Olympus Shares issued on a pro rata basis to the Stockholders. With the exception that, pursuant to Section 3.6 hereof, an additional 6,000,000 Shares will be issued 12 month from the date of this contract subject to no undisclosed claims, debts or similar causes of action that may be asserted against RMIL and arising from PRTI's acquisition or ownership of MVP Holdings, Inc. a Nevada corporation ("MVP").

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



     1.3 Further Assurances. At Closing and from time to time thereafter, the Stockholders shall execute such additional instruments and take such other action as RMIL may request in order to exchange and transfer clear title and ownership in the RMCW Stock to RMIL.

     1.4 Changes in Capitalization. RMCW shall secure a minimum of five million dollars of equity financing (the "Equity Capital") in the form of an investment in Rule 144 "restricted" common stock of Olympus/RMIL. The terms of investment for such Equity Capital shall stipulate that the per share purchase price of the Rule 144 common stock of Olympus/RMIL shall be not less than 90% of the prevailing bid price of the common stock of Olympus/RMIL; and that a minimum of 20% of the Equity Capital shall be utilized by Olympus/RMIL's subsidiary, Olympus Mills USA; and further that the Equity Capital shall be funded within thirty (30) days of Closing, unless extended by the written, mutual agreement of the parties. As provided in Section 9 hereof, in the event that the Equity Capital is not funded in the minimum amount of $5,000,000 on or before the 30th day immediately following the Closing date, this Agreement shall be rescinded in full automatically.

     1.5 Resignations of Present Directors and Executive Officers of Olympus. At Closing, the present directors and officers of Olympus shall resign, in seriatim, and designate the directors and officers of RMCW to serve in their place and stead, until the next respective annual meeting of the stockholders and board of directors of Olympus/RMIL, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations.

     1.6 Assets and Liabilities of RMCW at Closing. RMCW shall provide RMIL with a copy of its completed, audited financial statements with accompanying notes thereto, prepared as of 60 days of Closing in accord with Regulation S-X, and represents and warrants that RMCW's financial condition as reflected in the audited financial statements shall be substantially identical to its financial condition as represented at Closing.

                                    Section 2

                                     Closing
                                     -------

     2.1 Execution of Agreement. The Closing of this Agreement shall occur at the offices of Lawrence R. Moon, Esq. unless another place or time is agreed upon in writing by the parties. The Closing may be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives.

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

     2.2 Escrow of Share Certificates. Immediately following Closing, or as soon thereafter as reasonably possible, the respective parties shall deposit in escrow with an agent to be mutually appointed as escrow agent for the purposes of this Agreement (the "Escrow Agent"), the share certificates representing the shares to be exchanged hereunder. The Escrow Agent shall be provided instructions to hold said certificates pursuant to this Agreement.

     2.2.a Close of Escrow. Upon funding of the Equity Capital within 30 days of Closing, or as extended by the written, mutual agreement of the parties (hereinafter, the "Funding Period"), the Escrow Agent shall forward to
     Olympus/RMIL, the share certificates representing the RMCW Shares, and shall forward to the Stockholders, the share certificates representing 6,684,750 shares of Olympus/RMIL to be issued to the Stockholders on a pro rata basis. In the event that the Equity Capital is not funded in the minimum amount of $5,000,000 within the Funding Period, the share certificates shall be returned to the respective presenting parties and this Agreement shall be rescinded automatically pursuant to Section 9 hereof.

                                    Section 3

             Representations and Warranties of RMCW and Stockholders
             -------------------------------------------------------

     RMCW and Stockholders represent and warrant to, and covenant with Olympus as follows:

     3.1 Corporate Status. RMCW is a corporation duly organized, validly existing and in good standing under the laws of the state of Wyoming and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

     3.2 RMCW Shares. The Stockholders are the record and beneficial owners of the RMCW Shares, free and clear of adverse claims of third parties; and Exhibit A hereto correctly sets forth the names, addresses and number of shares of RMCW owned by each of the Stockholders.

     3.3 Capitalization. The authorized capital stock of RMCW consists of 25,000,000 shares of common voting stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value, of which 12,684,750 shares of common stock are issued and outstanding, and zero (0) shares of preferred stock are issued and outstanding. All shares of issued and outstanding common and preferred stock are fully paid and non-assessable. With the exception of 50,000 warrants to purchase an identical number of shares of common stock of RMCW, there are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued capital stock of RMCW.

     3.4 Financial Statements. The financial statements of RMCW furnished to Olympus, attached hereto as Exhibit B and incorporated herein by reference, are correct and fairly present the financial condition of RMCW at such dates and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein, except as indicated in Exhibit B.

     3.5 Undisclosed Liabilities. RMCW has no material liabilities of any nature except to the extent reflected or reserved against in the balance sheet, whether accrued, absolute, contingent or otherwise, including without limitation, tax liabilities and interest due or to become due, except as set forth in Exhibit C attached hereto and incorporated herein by reference.

     3.6 Indemnification for Undisclosed Liabilities. The Stockholders agree to indemnify RMIL and hold harmless RMIL from any judgments or undisclosed liabilities arising from acquisition or ownership of MVP; and further that in the event any claim is asserted against RMIL arising from or in connection with the acquisition or ownership of MVP, the Stockholders agree to subrogate RMIL in the Agreement for Purchase and Sale of Assets between MVP and PRTI dated March 10, 1997, both of which are incorporated herein by this reference and attached hereto as Exhibits D and E, respectively.

     3.7 Interim Changes. Since the date of its balance sheet, except as set forth in Exhibit F, there have been no (1) changes in the financial condition, assets, liabilities or business of RMCW which, in the aggregate, have been materially adverse; (2) damages, destruction or loss of or to the property of RMCW, payment of any dividend or other distribution in respect of the capital stock of RMCW, or any direct or indirect redemption, purchase or other acquisition of any such stock; or (3) increases paid or agreed to in the compensation, retirement benefits or other commitments to employees.

     3.8 Title to Property. RMCW has good and marketable title to all properties and assets, real and personal, proprietary or otherwise, reflected in its balance sheet, and the properties and assets of RMCW are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein or in Exhibit G, with respect to which no default exists.

     3.9 Litigation. There is no litigation or proceeding pending or to the knowledge of RMCW, threatened, against or relating to RMCW, its properties or business except as set forth in Exhibit H. Further, no officer, director or person who may be deemed to be an affiliate of RMCW is party to any material legal proceeding which could have an adverse effect on RMCW (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to RMCW.

     3.10 Books and Records. From the date of this Agreement to the end of the Funding Period, the Stockholders will cause RMCW to (1) give to Olympus/RMIL and its representatives full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that Olympus may inspect and audit them; and (2) furnish such information concerning the properties and affairs of RMCW as Olympus may reasonably request.

     3.11 Tax Returns. RMCW has filed, or will promptly file, all federal and state income or franchise tax returns required to be filed, or has received currently effective extensions of the required filing dates.

     3.12 Confidentiality. Until the Closing (and continuously if there is no Closing), the Stockholders and their representatives will keep confidential any information which they obtain from Olympus/RMIL concerning its properties, assets and business. If the transactions contemplated by this Agreement are not consummated, the Stockholders will return to Olympus/RMIL all written matter with respect to Olympus/RMIL obtained by them in connection with the negotiation or consummation of this Agreement.

     3.13 Investment Intent. The Stockholders are acquiring the Olympus Shares for investment, and not with a view to the sale or distribution thereof, and the Stockholders have no commitment or present intention to liquidate Olympus or to sell or otherwise dispose of the Olympus Shares. The Stockholders shall execute and deliver to Olympus an Investment Letter attached hereto as Exhibit I and incorporated herein by reference, acknowledging the "unregistered" and "restricted" nature of the securities of Olympus being received under the Agreement in exchange for the RMCW Shares, and receipt of certain material information regarding Olympus, including, but not limited to the reports of Olympus filed with the Securities and Exchange Commission (the "Commission") during the past twelve months and a copy of this Agreement and all Exhibits hereto.

     3.14 Corporate Authority. RMCW has all corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to Olympus or its representative at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder.

     3.15 Due Authorization. Execution of this Agreement and performance by RMCW hereunder has been duly authorized by all requisite corporate action on the part of RMCW, and this Agreement constitutes a valid and binding obligation of RMCW and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of RMCW.

     3.16 Commitment to Honor Prior Obligations of Olympus. RMCW and the Stockholders agree to ratify, honor and be bound by the prior obligations of Olympus to its current officers and directors: Gary Morgan and/or assigns, Roland Breton and/or assigns, and Joel Marcus; specifically Olympus' obligations to issue said persons options to acquire an identical number of Rule 144 "restricted" shares of common stock as follows: 100,000 to Joel Marcus; and 2,000,000 each to Gary Morgan and Roland Breton. The options to be issued at par value to Messrs. Morgan and Breton are nondilutive and adjustable in proportion to the effect of any capital reorganization of the issuer which reduces the number of issued and outstanding shares of common stock, but in no event shall the number of such options to be issued to Messrs. Morgan and Breton be less than 750,000 each. RMCW further agrees that such options shall be issued within six months of Closing.

     3.17 Environmental Matters. RMCW has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien or action, or of any cause for any such lien or action.

                                    Section 4

                    Representations and Warranties of Olympus
                    -----------------------------------------

     Olympus represents and warrants to, and covenants with RMCW and the Stockholders as follows:

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



     4.1 Corporate Status. Olympus is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary. Olympus is a publicly held company and is current in the filing of all reports required to be filed by it with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, copies of which have been provided to RMCW and the Stockholders; such reports are true and correct in every material respect; and the securities of Olympus are currently listed on the OTC Bulletin Board(R) system of the National Association of Securities Dealers, Inc. under the symbol, "OVIS."

     4.2 Capitalization. The authorized capital stock of Olympus consists of 800,000,000 shares of common voting stock, $0.0001 par value, and no shares of preferred stock, of which 3,071,081 shares of common stock are issued and outstanding. All shares of issued and outstanding common stock are fully paid and non-assessable. There are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued capital stock of Olympus.

     4.3 Financial Statements. The financial statements of Olympus furnished to RMCW as part of Olympus' reports filed with the Commission, are correct and fairly present the financial condition of Olympus at such dates and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein, except as indicated in Exhibit J, which is incorporated herein by reference.

     4.4 Undisclosed Liabilities. Olympus has no material liabilities of any nature except to the extent reflected or reserved against in the balance sheet, whether accrued, absolute, contingent or otherwise, including without limitation, tax liabilities and interest due or to become due, except as set forth in Exhibit K attached hereto and incorporated herein by reference.

     4.5 Interim Changes. Since the date of its balance sheet, except as set forth in Exhibit L, there have been no (1) changes in the financial condition, assets, liabilities or business of Olympus which, in the aggregate, have been materially adverse; (2) damages, destruction or loss of or to the property of Olympus, payment of any dividend or other distribution in respect of the capital stock of Olympus, or any direct or indirect redemption, purchase or other acquisition of any such stock; or (3) increases paid or agreed to in the compensation, retirement benefits or other commitments to employees.

     4.6 Title to Property. Olympus has good and marketable title to all properties and assets, real and personal, proprietary or otherwise, reflected in its balance sheet, and the properties and assets of Olympus are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein or in Exhibit M, with respect to which no default exists.

     4.7 Litigation. There is no litigation or proceeding pending or to the knowledge of Olympus, threatened, against or relating to Olympus, its properties or business except as set forth in Exhibit N. Further, no officer, director or person who may be deemed to be an affiliate of Olympus is party to any material legal proceeding which could have an adverse effect on Olympus (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to Olympus.

     4.8 Books and Records. From the date of this Agreement to the Closing, Olympus will (1) give to RMCW and its representatives full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that RMCW may inspect and audit them; and
(2) furnish such information concerning the properties and affairs of Olympus as RMCW may reasonably request.

     4.9 Tax Returns. Olympus has filed, or will promptly file, all federal and state income or franchise tax returns required to be filed or has received currently effective extensions of the required filing dates.

     4.10 Confidentiality. Until the Closing (and continuously if there is no Closing), Olympus and their representatives will keep confidential any information which they obtain from RMCW concerning its properties, assets and business. If the transactions contemplated by this Agreement are not consummated, Olympus will return to RMCW all written matter with respect to RMCW obtained by Olympus in connection with the negotiation or consummation of this Agreement.

     4.11 Investment Intent. Olympus is acquiring the RMCW Shares to be transferred to it under this Agreement for investment purposes and not with a view to the sale or distribution thereof, and Olympus has no commitment or present intention to liquidate RMCW or to sell or otherwise dispose of the RMCW Shares.


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



     4.12 Corporate Authority. Olympus has all corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to RMCW or its representative at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder.

     4.13 Due Authorization. Execution of this Agreement and performance by Olympus hereunder has been duly authorized by all requisite corporate action on the part of Olympus, and this Agreement constitutes a valid and binding obligation of Olympus and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Olympus.

     4.14 Environmental Matters. Olympus has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien or action, or of any cause for any such lien or action.

                                    Section 5

                   Conduct of RMCW Pending the Close of Escrow
                   -------------------------------------------

     RMCW and the Stockholders agree that RMCW will conduct itself in the following manner pending the close of escrow:

     5.1 Certificate of Incorporation and Bylaws. No change will be made in the Certificate of Incorporation or Bylaws of RMCW.

     5.2 Capitalization, etc. RMCW will not make any change in its authorized or issued shares of any class, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

     5.3 Conduct of Business. RMCW will use its best efforts to maintain and preserve its business organization, employee relationships and good will intact, and will not, without the written consent of Olympus, enter into any material commitments except in the ordinary course of business.

                                    Section 6

               Conduct of Olympus/RMIL Pending the Close of Escrow
               ---------------------------------------------------

     Olympus agrees that Olympus will conduct itself in the following manner pending the close of escrow:

     6.1 Certificate of Incorporation and Bylaws. No change will be made in the Certificate of Incorporation or Bylaws of Olympus, with the exception of the name change referenced in the opening statements of this Agreement.

     6.2 Capitalization, etc. Olympus will not make any change in its authorized or issued common voting stock, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its common voting stock, except as contemplated by this Agreement.

     6.3 Conduct of Business. Olympus will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not, without the written consent of RMCW, enter into any material commitments except in the ordinary course of business.

                                    Section 7

          Conditions Precedent to Obligations of Stockholders and RMCW
          ------------------------------------------------------------

     All obligations of the Stockholders and RMCW under this Agreement are subject. at their option, to the fulfillment, before or at the close of escrow, of each of the following conditions:

     7.1 Representations and Warranties True at Closing. The representations and warranties of Olympus contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

     7.2 Due Performance. Olympus shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by it before the Closing.

     7.3 Officers' Certificate. The Stockholders shall have been furnished with a certificate signed by the President and Secretary of Olympus, attached hereto as Exhibit O attached hereto and incorporated herein by reference, dated as of the Closing, certifying (1) to the effects set out in Sections 6.1 and 6.2; and
(2) that since the date of the financial statements filed with the Commission with Olympus' most recent periodic report, there has been no material adverse change in the financial condition, business or properties of Olympus taken as a whole.

                                    Section 8

                 Conditions Precedent to Obligations of Olympus
                 ----------------------------------------------

     All obligations of Olympus under this Agreement are subject, at its option, to the fulfillment, before or at the close of escrow, of each of the following conditions:

     8.1 Representations and Warranties True at Closing. The Stockholders' and RMCW's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

     8.2 Due Performance. The Stockholders and RMCW shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by them before the Closing.

     8.3 Officers' and Stockholders' Certificate. Olympus shall have been furnished with a certificate signed by the President and Secretary of RMCW, and all of the Stockholders who own 10% or more of the outstanding voting securities of RMCW and who adopt, ratify and approve the Agreement or their duly authorized representatives, attached hereto as Exhibit P and incorporated herein by reference, dated as of the Closing, certifying (1) to the effects set out in Sections 5.1 and 5.2; and (2) that since the date of the financial statements (Exhibit B) there has been no material adverse change in the financial condition, business or properties of RMCW taken as a whole.

     8.4 Opinion of Counsel of RMCW. Olympus shall have received an opinion of counsel for RMCW, dated as of the Closing, to the effect that (1) the representations of Sections 3.2, 3.3 and 3.15 are correct; (2) except as specified in the opinion, counsel knows of no inaccuracy in the representations in 3.7, 3.8, or 3.9; and (3) the RMCW Shares to be delivered to Olympus under this Agreement will, when so delivered, have been validly issued, fully paid and non-assessable, and will be free and clear of any liens or encumbrances.

     8.5 Books and Records. The Stockholders or the Board of Directors of RMCW shall have caused RMCW to make available all books and records of RMCW, including minute books and stock transfer records; provided, however, only to the extent requested in writing by Olympus.

     8.6 Revocation of Prior Authorizations. The officers of RMCW shall have delivered to Olympus certified copies of resolutions of the Board of Directors of RMCW revoking all prior authorizations, powers of attorney, designations and appointments relating to the signing of checks, borrowing of funds, access to corporate safe deposit boxes and other similar matters, to the extent requested by Olympus.

                                    Section 9

                                   Termination
                                   -----------

     Prior to the close of escrow, this Agreement may be terminated (1) by mutual assent of the parties in writing; (2) by the pre- Closing directors of Olympus or RMCW, or the unanimous vote of Stockholders if there has been a material misrepresentation or material breach of any warranty or covenant by any other party. This Agreement shall terminate automatically if the Equity Capital in the minimum amount of $5,000,000 is not funded into RMIL on or before the 30th day immediately following the Closing Date, unless extended by the written, mutual agreement of the parties. In the event of termination of this Agreement pursuant to this Section 9, all certificates, monies and other items shall be returned from escrow to their respective presenter and this Agreement shall become null and void and of no further effect, except that Section 3.12 and 4.10 shall be considered to survive the termination of this Agreement for any reason.

                                   Section 10

                               General Provisions
                               ------------------

     10.1 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action(s) as may be reasonably requested by the other party to confirrn or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

     10.2 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

     10.3 Brokers. Each party agrees to indemnify and hold harmless the other parties against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by it.


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



     10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

         If to Olympus:             Roland Breton, President
                                    3418 North Ocean Boulevard
                                    Fort Lauderdale, Florida 33308

         With a copy to:            Lawrence R. Moon
                                    11024 North 28th Drive, ste 200
                                    Phoenix, Arizona 85029

         If to RMCW:                Michael A. Puhr,President/CEO
                                    Rocky Mountain Crystal Water, Inc.
                                    8547 East Arapahoe Road, #J227
                                    Greenwood Village, Colorado 80112

         With copies to:            Andrew I. Telsey, P.C.
                                    Attorney at Law
                                    2851 South Parker Road, Ste 720
                                    Aurora, Colorado 80014

         If to the Stockholders:    To the addresses listed on Exhibit A

     10.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

     10.6 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

     10.8. Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided however, that any assignment by any party of its rights under this Agreement without the prior written consent of the other parties shall be void.

     10.9 Counterparts This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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




     IN WITNESS WHEREOF, the parties have executed this Agreement and Agreement of Reorganization effective the day and year first above written.

                                     OLYMPUS VENTURES, INC.


                                     By /S/ GARY R. MORGAN
                                        ----------------------------------------
                                     Its Chief Executive Officer
                                         ---------------------------------------

                                     ROCKY MOUNTAIN CRYSTAL WATER, INC.


                                     By /S/ MICHAEL A. PUHR
                                        ----------------------------------------
                                     Its  President
                                        ----------------------------------------


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